                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials (Amended and Restated)
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies: N/A

         (2)      Aggregate number of securities to which transaction applies:
                  N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         (4)      Proposed maximum aggregate value of transaction:   N/A

         (5)      Total fee paid:   N/A

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:  N/A

         (2)      Form, Schedule or Registration Statement No.:  N/A

         (3)      Filing Party:  N/A

         (4)      Date Filed:  N/A

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                            47265 FREMONT BOULEVARD
                           FREMONT, CALIFORNIA 94538
                            ------------------------

                            NOTICE OF ANNUAL MEETING

TO THE STOCKHOLDERS OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC.:

     You are cordially invited to attend the annual meeting (the "Annual Meeting") of the holders of common stock, par value $0.001 per share ("Sunrise Stock"), of Sunrise Technologies International, Inc. ("Sunrise" and, together with its subsidiaries, the "Company"), to be held on July 10, 1998 at 10:00 a.m., local time, at the Newark-Fremont Hilton Hotel, located at 39900 Balentine Drive, Newark, California 94560.

     At the Annual Meeting, you will be asked to consider and vote upon the following matters:

     1. To elect two (2) Class II directors of Sunrise, each to serve a three-year term expiring upon the annual meeting of stockholders to be held in the year 2001, or until his or her respective successor is elected and qualified.

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year ending December 31, 1998.


     3. To approve an amendment to the 1997 Stock Option Plan to increase the number of shares of Sunrise Stock available for issuance thereunder by 3,000,000 shares.



     4. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of preferred stock from 2,000,000 to 5,000,000.



     5. For the transaction of such other business as may properly come before said meeting or adjournments thereof.


     A Proxy Statement and proxy card accompany this Notice of Annual Meeting.

     The Board of Directors has fixed the close of business on June 4, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. All of such stockholders are cordially invited to attend the Annual Meeting in person. However, TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A pre-addressed postage-paid envelope is enclosed herewith for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

                                          Sincerely,
                                          JOSEPH D. KOENIG

                                          Joseph D. Koenig
                                          Chairman of the Board

Fremont, California

June 18, 1998

                             SUNRISE ANNUAL MEETING
                                PROXY STATEMENT


     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY MANAGEMENT OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC. ("SUNRISE" AND, TOGETHER WITH ITS SUBSIDIARIES, THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") SCHEDULED TO BE HELD ON JULY 10, 1998, AT 10:00 A.M., LOCAL TIME, AT THE NEWARK-FREMONT HILTON HOTEL, LOCATED AT 39900 BALENTINE DRIVE, NEWARK, CALIFORNIA 94560. Sunrise intends to mail this Proxy Statement and the accompanying proxy card to all stockholders entitled to vote at the Annual Meeting on or about June 18, 1998.



     At the Annual Meeting, holders of common stock of Sunrise ("Sunrise Stock") will be asked to consider and vote upon the following matters (the "Proposals"):
(i) to elect two Class II directors of Sunrise, each to serve a three-year term expiring upon the annual meeting of stockholders to be held in the year 2001, or until his or her respective successor is elected and qualified; (ii) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year ending December 31, 1998; (iii) to approve an amendment to the 1997 Stock Option Plan to increase the number of shares of Sunrise Stock available for issuance thereunder by 3,000,000 shares; and (iv) to approve an amendment to the Company's Certificate of Incorporation (the "Certificate") to increase the number of authorized shares of preferred stock from 2,000,000 to 5,000,000.


RECORD DATE; VOTING


     The Board of Directors of Sunrise (the "Board") has fixed the close of business on June 4, 1998 as the record date (the "Record Date") for the determination of holders of Sunrise Stock entitled to notice of and to vote at the Annual Meeting. As of April 30, 1998, there were 33,786,230 shares of Sunrise Stock issued and outstanding, held of record by 672 persons.


     Each share of Sunrise Stock is entitled to one vote on each of the Proposals. The presence, whether in person or by proxy, of a majority of the outstanding shares of Sunrise Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions from voting and broker non-votes on a particular Proposal will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative or negative votes on the Proposals.


     The two persons properly nominated and receiving the highest number of votes will be elected as Class II directors of the Company. The affirmative vote of a majority of the votes present or represented by proxy at the Annual Meeting is required to approve the other Proposals. Accordingly, abstentions and broker non-votes will not have any effect on the election of directors, but will have the effect of voting against the other Proposals.



     As of April 30, 1998, the directors and executive officers of the Company, together with their respective affiliates, held 132,450 shares of Sunrise Stock, representing 0.4% of the shares eligible to vote at the Annual Meeting.


REVOCABILITY OF PROXIES

     If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of Sunrise a duly signed revocation or a proxy bearing a later date.

SOLICITATION

     Sunrise will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Sunrise Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Sunrise. No additional compensation will be paid to such persons for such services. Sunrise also intends to employ the services of Beacon Hill Partners, Inc., a professional solicitation company ("Beacon Hill"), to assist with solicitation of stockholders. Beacon Hill will be paid a fee of $2,500 plus out-of-pocket expenses.



     ChaseMellon Shareholder Services LLC, transfer agent and registrar for the Sunrise Stock, will be paid its customary fee, estimated to be $3,500.


SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT


     The following table sets forth the beneficial ownership of Sunrise Stock as of April 30, 1998 by certain members of management and by all executive officers and directors of Sunrise, as a group. Sunrise is not aware of any person who beneficially owns more than 5% of the outstanding Sunrise Stock.



                                                           BENEFICIAL OWNERSHIP(1)
                                                           ------------------------
                                                           NUMBER OF    PERCENT OF
                                                             SHARES       SHARES
                                                           ---------    ----------
C. Russell Trenary, III(2)...............................    480,654      1.0
Timothy A. Marcotte(3)...................................     76,533       *
Jeannie G. Cecka(4)......................................     99,861       *
Paul M. Malin(5).........................................    104,533       *
Robert A. Haddad(6)......................................    145,490       *
R. Dale Bowerman(7)......................................    128,016       *
Joseph D. Koenig(8)......................................     97,083       *
Michael S. McFarland, M.D.(9)............................     27,666       *
All executive officers and directors as a group (8
  persons)(10)...........................................  1,159,836      2.5


-------------------------
  *  Less than one percent

 (1) Based on information provided by each of the identified officers and directors.


 (2) Includes 410,083 shares that Mr. Trenary does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to outstanding options granted under the Company's stock option plan ("Options"), and 68,571 shares associated with convertible notes and warrants purchased in February 1997.



 (3) Consists of 76,533 shares that Mr. Marcotte does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to Options.



 (4) Includes 94,761 shares that Ms. Cecka does not currently own, but which she has the right to acquire within 60 days of April 30, 1998, pursuant to Options.



 (5) Includes 101,533 shares that Mr. Malin does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to Options.



 (6) Includes 92,157 shares that Mr. Haddad does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to Options, and 53,333 shares associated with the indirect ownership of convertible notes and warrants purchased in January 1998.



 (7) Includes 11,666 shares that Mr. Bowerman does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to Options.



 (8) Consists of 70,416 shares that Mr. Koenig does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to Options, and 26,667 shares associated with convertible notes and warrants purchased in January 1998.

 (9) Includes 21,666 shares that Dr. McFarland does not currently own, but which he has the right to acquire within 60 days of April 30, 1998, pursuant to Options.



(10) Includes 878,815 shares that such persons do not currently own, but which they have the right to acquire within 60 days of April 30, 1998 pursuant to Options, and 148,571 shares associated with the ownership of convertible notes and warrants purchased by such persons.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS


     Sunrise's Certificate and Bylaws provide that the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.


     The Board presently has five members. At the Annual Meeting, stockholders will be asked to elect two Class II directors to serve until the annual meeting of stockholders to be held in the year 2001 or until his or her respective successor is elected and qualified.

     The two persons who are properly nominated and who receive the highest number of votes at the Annual Meeting will be elected as Class II directors. Shares represented by executed proxies will be voted for the election of each of the nominees named below (the "Nominees"), unless authority to vote for such Nominees is specifically withheld. In the event that either of the Nominees is unavailable for election, such shares will be voted for the election of a substitute nominee that management of Sunrise may propose. Each of the Nominees has agreed in writing to serve as a director if elected.

     The following table provides information regarding the Nominees and the continuing directors of the Company.

                                          DIRECTOR               PRINCIPAL OCCUPATION/POSITION
           NAME               AGE      CLASSIFICATION                HELD WITH THE COMPANY
           ----               ---      --------------            -----------------------------
NOMINEES:
  Timothy A. Marcotte.....    41          Class II          Vice President, Finance and Chief
                                                            Financial Officer of Sunrise
  Michael S. McFarland,
     M.D..................    47          Class II          Ophthalmologist
CONTINUING DIRECTORS:
  R. Dale Bowerman........    58           Class I)         Retired
                                     (term expires 2000
  Joseph D. Koenig........    68          Class III)        Chairman of the Board of Sunrise and
                                     (term expires 1999     Consultant for Koenig Associates, a
                                                            management consultant firm
  C. Russell Trenary,
     III..................    40          Class III)        President and Chief Executive Officer of
                                     (term expires 1999     Sunrise

NOMINEES

     Mr. Marcotte was appointed Vice President, Finance and Chief Financial Officer of Sunrise in August 1997. He was also appointed to the Board in November 1997. From December 1996 to August 1997, Mr. Marcotte was Vice President and Chief Financial Officer of InfoGain Corporation, an information technology consulting firm. From June 1996 to December 1996, Mr. Marcotte was the Vice President and Chief Financial Officer of IRIDEX Corporation, a medical device manufacturer of ophthalmic laser products. From May 1995 to June 1996, Mr. Marcotte served as the Executive Vice President of Finance and Operations, Chief Financial Officer and Secretary for Now Software, Inc., a desktop software developer, and from April 1993 to May 1995, he served as Vice President of Finance and Operations and Chief Financial Officer at the same company. From January 1992 to April 1993, Mr. Marcotte was the Corporate Controller at Central Point Software Incorporated, a desktop software developer. Mr. Marcotte has an M.B.A. degree and a B.S. degree from the University of Michigan.

     Dr. McFarland was appointed to the Board in October 1997. From 1980, Dr. McFarland has been a practicing ophthalmologist in Arkansas. Dr. McFarland was the recipient of the Innovators Award of the Irish American Ophthalmological Society in 1992 for his development of sutureless cataract surgery. Dr. McFarland has a B.S. degree from Hendrix College and an M.D. degree from the University of Arkansas.

CONTINUING DIRECTORS

     Mr. Bowerman was appointed to the Board in November 1997. From 1994 until his retirement in 1997, Mr. Bowerman had been employed by SHA, LLC d/b/a Firstcare, a Texas health maintenance organization, most recently as President and Chief Executive Officer. From 1973 to 1994, Mr. Bowerman was Vice President, Finance and Chief Financial Officer at High Plains Baptist Health Systems. Mr. Bowerman is also a director of Carrington Laboratories, Inc., a pharmaceutical research company. Mr. Bowerman has a B.B.A. degree in Accounting from West Texas State University.

     Mr. Koenig was appointed to the Board in December 1994. Mr. Koenig had also served as a director of Sunrise from August 1991 through January 1994. He has been a consultant for Koenig & Associates, a management consultant firm, since October 1985. Mr. Koenig is also a director of Ancot Corporation, Hench Controls Corporation and ORISA Technologies, Inc. Mr. Koenig received a B.S. degree in Electrical Engineering from the University of Illinois.

     Mr. Trenary was appointed the Chief Executive Officer of Sunrise in June 1997. In November 1996, Mr. Trenary was appointed President and Chief Operating Officer of Sunrise and was also appointed to the Board. Mr. Trenary was appointed President and Chief Operating Officer of Laser Biotech, Inc., a wholly owned subsidiary of Sunrise, in April 1996. From 1995 until the time he joined Sunrise, Mr. Trenary served as Senior Vice President of Sales and Marketing for VidaMed, Inc. Prior to 1995, Mr. Trenary served in various positions with Allergan, Inc., most recently as Senior Vice President, General Manager of AMO Surgical Products, an ophthalmic medical device business. Mr. Trenary has an M.B.A. degree from Michigan State University and a B.S. degree from Miami University (Ohio).

     None of the members of management were selected as an executive officer or director of Sunrise pursuant to any arrangement or understanding. There are no family relationships between any of the members of management.

                         BOARD MEETINGS AND COMMITTEES

     The Board held eleven meetings during the fiscal year ended December 31, 1997.

     The Board has two standing committees: the Audit Committee and the Compensation Committee (each, a "Committee"). The Board does not have a standing nominating committee or any committee performing the function of such committee. During 1997, each Board member attended 100% of the aggregate number of meetings of the Board and the Committee of the Board on which he served.


     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial records. The Audit Committee, comprised of Mr. Bowerman and Mr. Koenig, met one time in 1997.


     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, comprised of Mr. Koenig and Dr. McFarland, met one time during 1997.

                             DIRECTOR COMPENSATION


     Each director of Sunrise who is not an employee of the Company (a "non-employee director") receives a fee of $300 for each Board meeting attended. The total compensation paid to non-employee directors in 1997 was $7,800. Non-employee directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.



     Each non-employee director of Sunrise, when first elected or appointed as a director of Sunrise, is automatically granted an option to acquire 40,000 shares of Sunrise Stock (a "Directors' Option") under the Non-Employee Directors' Stock Option Plans. Directors' Options are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1984, as amended (the "Code"). As of April 30, 1998, non-employee Directors' Options to purchase 251,666 shares of Sunrise Stock were outstanding and 144,164 of such options were fully vested and exercisable as of April 30, 1998.


                             EXECUTIVE COMPENSATION


EXECUTIVE OFFICERS


     The following persons currently serve as executive officers of Sunrise:


                 NAME                    AGE               POSITION HELD WITH SUNRISE
                 ----                    ---               --------------------------
C. Russell Trenary, III................  40    President and Chief Executive Officer and Director
Timothy A. Marcotte....................  41    Vice President, Finance and Chief Financial
                                               Officer and Director
Jeannie G. Cecka.......................  35    Vice President, Clinical and Regulatory Affairs
Paul M. Malin..........................  44    Vice President, Sales and Marketing
Robert A. Haddad.......................  51    Vice President, Operations and Product Development


     Ms. Cecka was appointed Vice President, Clinical and Regulatory Affairs in August 1996. From February 1996 to August 1996, Ms. Cecka was Quality Systems Auditor at Tuv Product Service. From March 1995 to February 1996, Ms. Cecka was Director of Clinical and Regulatory Affairs at MedAcoustics, Inc. From September 1992 to March 1995, Ms. Cecka was Manager of Clinical Affairs for Baxter Novacor, a developer and marketer of left ventricular assist devices. Prior to September 1992, Ms. Cecka spent seven years at Allergan, Inc. holding positions ranging from Manager, Clinical Affairs to Director, Worldwide Clinical Research. Ms. Cecka holds an M.B.A. degree from Pepperdine University and a B.S. degree from UC Irvine.

     Mr. Malin was appointed Vice President, Sales and Marketing of Sunrise in May 1996. Prior to joining Sunrise, Mr. Malin was the Director of Marketing at IRIDEX Corporation, a medical device manufacturer of ophthalmic laser products from July 1995 to May 1996. From October 1983 to July 1995, Mr. Malin held various senior sales and marketing positions at Allergan, Inc. Mr. Malin has an M.B.A. degree from Pepperdine University and a B.A. degree from Washington and Lee University.

     Mr. Haddad joined Sunrise in March 1997 as Vice President, Operations and Product Development. From March 1991 to March 1997, Mr. Haddad was Vice President, Operations of IRIDEX Corporation, a medical device manufacturer of ophthalmic laser products. Mr. Haddad has an M.B.A. degree from Sacramento State University and a B.S. degree from California State Polytechnic University.

     For additional information regarding each of the executive officers of Sunrise who is also a director, see "Proposal 1 -- Election of Directors" above.

SUMMARY COMPENSATION


     The following table sets forth certain compensation information earned during the last three fiscal years by the Chief Executive Officer and the other executive officers of Sunrise whose salaries and bonuses for the year ended 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                              ANNUAL COMPENSATION    AWARDS SECURITIES
                                              --------------------      UNDERLYING          ALL OTHER
     NAME AND PRINCIPAL POSITION               SALARY      BONUS     OPTIONS(1)(2)(3)    COMPENSATION(4)
     ---------------------------               ------      -----     -----------------   ---------------
C. Russell Trenary, III(5)...........  1997   $191,906    $20,000         776,500            $1,425
President and                          1996   $124,045      Nil           400,000           Nil
Chief Executive Officer                1995
Jeannie G. Cecka(6)..................  1997   $108,938    $15,000         317,700            $  930
Vice President, Clinical               1996   $ 44,962      Nil            75,000           Nil
and Regulatory Affairs                 1995
Robert A. Haddad(7)..................  1997   $105,538    $25,000         392,700            $  814
Vice President, Operations             1996
and Product Development                1995
Paul M. Malin(8).....................  1997   $127,917    $25,000         292,700            $1,425
Vice President, Sales                  1996   $ 73,398      Nil           100,000           Nil
and Marketing                          1995

-------------------------
(1) Securities are shares of Sunrise Stock underlying Options granted under Sunrise's stock option plan.

(2) Sunrise does not have any restricted stock, stock appreciation right or long-term incentive plans.

(3) The vesting of the Options accelerates upon a change of control. See "Summary of Change of Control Agreements" below.

(4) Represents contributions made by Sunrise to Sunrise's 401(k) plan on behalf of the Named Executive Officers during 1997.

(5) Mr. Trenary began employment with Sunrise in April 1996.

(6) Ms. Cecka began employment with Sunrise in August 1996.

(7) Mr. Haddad began employment with Sunrise in March 1997.

(8) Mr. Malin began employment with Sunrise in May 1996.

EMPLOYEE STOCK OPTIONS


     Sunrise grants Options to purchase Sunrise Stock to its employees, including the executive officers, under both the 1988 Stock Option Plan, as amended (the "1988 Plan"), and the 1997 Stock Option Plan (the "1997 Plan"). As of April 30, 1998, Options to purchase an aggregate of 4,800,524 shares of Sunrise Stock were outstanding under the 1988 Plan and 1997 Plan.


     The following tables set forth certain information regarding Options granted to and held by the Named Executive Officers in 1997.

            OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1997

                                             INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                            ----------------------------------------------------     AT ASSUMED ANNUAL RATES
                            NUMBER OF      % OF TOTAL                              OF STOCK PRICE APPRECIATION
                            SECURITIES   OPTIONS GRANTED                                FOR OPTION TERM(2)
                            UNDERLYING    TO EMPLOYEES     EXERCISE   EXPIRATION   ----------------------------
           NAME             OPTIONS(1)       IN 1997        PRICE        DATE          5%              10%
           ----             ----------   ---------------   --------   ----------       --              ---
C. Russell Trenary, III...   400,000          16.6%         $1.25       6/26/07     $314,447        $  796,871
                             376,500          15.6%         $3.94      10/16/07     $932,909        $2,364,174
Jeannie G. Cecka..........    50,000           2.1%         $1.25       6/26/07     $ 39,306        $   99,609
                             267,700          11.1%         $3.94      10/16/07     $663,319        $1,680,981
Paul M. Malin.............    50,000           2.1%         $1.25       6/26/07     $ 39,306        $   99,609
                             242,700          10.1%         $3.94      10/16/07     $601,373        $1,523,997
Robert A. Haddad..........   175,000           7.2%         $1.19       4/21/07     $130,967        $  331,897
                             217,700           9.0%         $3.94      10/16/07     $539,427        $1,367,013

-------------------------
(1) Options generally become exercisable at a rate of 1/48th of the underlying shares of Sunrise Stock each month following the grant date.

(2) The 5% and 10% assumed rates of appreciation applied to the fair market value of the Sunrise Stock over the term of the Option are prescribed by the rules of the Commission and do not represent Sunrise's estimate or projection of the future price of the Sunrise Stock.

                        AGGREGATE YEAR-END OPTION VALUES


                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                      OPTIONS AT YEAR-END             YEAR-END ($)(1)
                      NAME                        EXERCISABLE / UNEXERCISABLE   EXERCISABLE / UNEXERCISABLE
                      ----                        ---------------------------   ---------------------------
C. Russell Trenary, III.........................        259,438/917,062             $576,438/$1,263,563
Jeannie G. Cecka................................         40,842/351,858             $ 70,172/$  220,078
Paul M. Malin...................................         47,613/345,087             $ 89,000/$  261,500
Robert A. Haddad................................          9,071/383,629             $     --/$  393,750


-------------------------
(1) Options are deemed to be "in-the-money" if the fair market value of the underlying Sunrise Stock exceeds the exercise price of the Option.


SUMMARY OF STOCKHOLDER RIGHTS PLAN


     The Board adopted a Stockholder Rights Plan (the "Rights Plan") in which common stock purchase rights (the "Rights") will be distributed as a dividend at the rate of one Right for each share of common stock of Sunrise held by stockholders of record as of the close of business on October 24, 1997. The Rights Plan will expire on October 24, 2007.

     Each Right will entitle stockholders to buy newly-issued shares of common stock of Sunrise at an exercise price of $20.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Sunrise's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of Sunrise's common stock. Sunrise will be entitled to redeem the Rights at $.001 per Right at any time until 10 days following a public announcement that a 15% position has been acquired. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan.


SUMMARY OF AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENTS



     The Board adopted separate amended and restated change of control agreements (collectively, the "Change of Control Agreements") with the Named Executive Officers and Mr. Marcotte. The Change of

Control Agreements provide these executives with separation pay and benefits following a "change of control" in Sunrise and: (i) the executive's subsequent termination of employment by Sunrise (unless such termination is for "cause") or such termination results from the executive's death, disability or retirement; or (ii) the executive resigns for "good reason." An eligible termination must occur within two years of the change of control or the agreement entered into with the executive is void. Each Change of Control Agreement will continue until May 8, 2001 and renew for three year periods from that date unless the executive receives written notice of termination of the Change of Control Agreement at least 120 days prior to the renewal date.



     Under the Change of Control Agreements, the separation pay equals: (i) for the President and Chief Executive Officer, one and one-half times his annualized base salary and, for the other executives, one times their respective annualized base salaries; plus (ii) the target cash bonus for the year of termination. The executives are also entitled to health, disability and life insurance in accordance with the plans maintained for executives. In the case of the President and Chief Executive Officer, these benefits are for a period of one and one-half years from the date of termination, and for the other executives, for a period of one year (provided that such benefits shall cease if the executive becomes employed during such period and receives similar benefits). In the event of a change of control of Sunrise, stock options granted to the executives shall fully vest on such date and become immediately exercisable. If the total payments to any executive constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, then Sunrise shall reimburse the executive for certain income and excise taxes.



     A "change of control" for purposes of the Change of Control Agreements is deemed to occur if: (a) the beneficial ownership of securities representing more than 33% of the combined voting power of Sunrise is acquired by any "person" as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934; (b) the stockholders of Sunrise approve a definitive agreement to merge or consolidate Sunrise with or into another corporation, to sell or otherwise dispose of all or substantially all of its assets, or to adopt a plan of liquidation; or (c) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof. The Change of Control Agreements were designed to attract and retain valued executives of Sunrise and to ensure that the performance of these executives is not undermined by the possibility, threat or occurrence of a change of control.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee aims to structure Sunrise's executive compensation programs to enable Sunrise to attract and retain executives capable of leading Sunrise to meet its business objectives and to motivate them to enhance long-term stockholder value. Annual compensation for Sunrise's executive officers consists of three elements: a cash salary, cash bonuses and stock option grants. The Compensation Committee considers a variety of factors in evaluating Sunrise's executive officers and making compensation decisions. These include the compensation paid by comparable companies to individuals in comparable positions, the individual contributions of each officer to Sunrise and the progress of Sunrise towards achieving its long-term objectives.

     Compensation Policies and Procedures

     Performance reviews of executive officers are conducted by the Compensation Committee. Each executive officer is evaluated based on the executive officer's achievement of goals set by the Compensation Committee or the Chief Executive Officer, as applicable, and one or more interviews of the executive officer by the Compensation Committee. Evaluations of executive officers other than the Chief Executive Officer are also based on the Chief Executive Officer's assessment of the executive officer's contribution to Sunrise.

     In selecting new executive officers, the Compensation Committee considers the specific needs of Sunrise and the expertise and special skills offered by a candidate. The Compensation Committee then determines starting compensation based on its assessment of the package needed to attract executive officers to a distressed company that has incurred substantial losses. Compensation of continuing executive officers is also reviewed periodically against this assessment. As a result, the Compensation Committee may recommend compensation packages in the upper range of cash and equity compensation paid to executive officers by companies of comparable size in similar industries.

     Based on the foregoing policies, the Compensation Committee makes its recommendations to the Board, which ultimately determines each executive officer's compensation package.

     Compensation of Chief Executive Officer


     C. Russell Trenary, III was retained by Sunrise to serve as President in November 1996 and Chief Executive Officer in June 1997. His initial compensation package consisted of an annual salary of $198,500. The Compensation Committee believes that Mr. Trenary's salary was in the low range compared to chief executive officers in peer companies. To increase Mr. Trenary's equity position and further align his interests with Sunrise's stockholders, Sunrise granted Mr. Trenary an option to purchase 400,000 shares of Sunrise Stock at $1.25 per share and an option to purchase 376,500 shares of Sunrise Stock at $3.94 per share. Under the leadership of Mr. Trenary, Sunrise achieved specific milestones during 1997, including the successful completion of a private financing, the furthering of the FDA approval process and underlying clinical trials related to Sunrise's holmium laser corneal shaping product and an increase in Sunrise's stock price. Mr. Trenary was awarded a cash bonus as a result of Sunrise's undertaking and achieving the results described above. The Compensation Committee determined to increase Mr. Trenary's base salary for 1998 to $250,000, adopt a bonus plan for Mr. Trenary that will pay him 50% of his base salary based on certain performance standards and increase Mr. Trenary's equity position in Sunrise by granting him an option to purchase 384,000 shares of Sunrise Stock at $7.63 per share.


     Policies with Respect to Deductibility of Compensation

     Section 162(m) of the Code limits Sunrise to a deduction for federal income tax purposes of no more than $1,000,000 of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year will exceed $1,000,000. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and the final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interests of Sunrise.

                                          Submitted by:

                                          The Compensation Committee
                                          Joseph D. Koenig
                                          Michael S. McFarland, M.D.

April 28, 1998


     THE BOARD UNANIMOUSLY RECOMMENDS AND NOMINATES TIMOTHY A. MARCOTTE AND MICHAEL S. MCFARLAND, M.D. FOR ELECTION AS CLASS II DIRECTORS OF SUNRISE BY THE STOCKHOLDERS AT THE ANNUAL MEETING TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR AS OTHERWISE PROVIDED IN THE CERTIFICATE.



     Vote Required. The affirmative vote of a majority of the outstanding shares of Sunrise Stock is required to elect Mr. Marcotte and Dr. McFarland as Directors of Sunrise.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Sunrise Stock with the cumulative return on the NASDAQ Composite (U.S.) and the Hambrecht & Quist Technology Index for the five year period ended December 31, 1997, assuming dividend reinvestment.

                                       Sunrise Tech-       Hambrecht &       Nasdaq Com-
Total Return Analysis                       nologies       Quist Tech.       posite (US)
12/31/92                                         100               100               100
12/31/93                                          50               116               115
12/30/94                                          18               140               111
12/29/95                                          19               209               155
12/31/96                                          10               259               191
12/31/97                                          40               304               232

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, officers, directors and beneficial owners of 10% of the Sunrise Stock outstanding (collectively, "insiders") are required to file reports with the Commission to report beneficial ownership of, and transactions in, securities of Sunrise. All such reports required to be filed by insiders during 1997 were timely filed except as follows: Jeannie G. Cecka, Robert A. Haddad, Joseph D. Koenig, Paul C. Malin, Michael S. McFarland and C. Russell Trenary, III.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


     On December 9, 1997, Sunrise dismissed Ernst & Young LLP ("E&Y") as its independent accounting firm. E&Y's report on the financial statements for 1995 and 1996 did not contain an adverse opinion or a disclaimer of opinion; however, the report was modified to include an explanatory paragraph with respect to Sunrise's ability to continue as a going concern. During 1995 and 1996 and the subsequent interim period preceding such dismissal, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The decision to change accountants was recommended and approved by the Audit Committee of the Board.



     On December 10, 1997, Sunrise engaged Coopers & Lybrand L.L.P. ("C&L") as the new independent accountant to audit the Company's financial statements. During 1995 and 1996 and the subsequent interim period prior to engaging C&L, Sunrise had not consulted C&L regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Sunrise's financial statements, and no written report was provided to Sunrise and no oral advice was provided that C&L concluded was an important factor considered by Sunrise in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).



     The Board has selected and intends to appoint C&L, Ten Almaden Boulevard, Suite 1600, San Jose, California 95113, as Sunrise's independent accountant for the year ending December 31, 1998. Representatives of C&L are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.


     The Board is seeking stockholder ratification of the appointment of C&L; however, the Audit Committee or the Board may determine, in their discretion and without seeking approval from the stockholders of the Company, to change the Company's accountants if the Audit Committee or Board determines it to be in the interests of the Company and the stockholders.


     THE BOARD UNANIMOUSLY RECOMMENDS APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998.



     Vote Required. The affirmative vote of a majority of the outstanding shares of Sunrise Stock is required to ratify the foregoing proposal.



                                   PROPOSAL 3



                           AMENDMENT TO THE COMPANY'S


                             1997 STOCK OPTION PLAN



     The Board has adopted the 1997 Plan, as amended, subject to stockholder approval. If the requested stockholder approval is received, the 1997 Plan will be amended as set forth in Annex A.



     At Sunrise's 1997 annual meeting, the stockholders approved the 1997 Plan for the purposes of attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to the employees and consultants of Sunrise, and promoting the success of Sunrise's business. The 1997 Plan permits grants of non-qualified and incentive stock options, within the meaning of the Code.



     A total of 3,000,000 shares of Sunrise Stock were approved for issuance at the 1997 annual meeting and are reserved for issuance under the 1997 Plan. At May 31, 1998, options granted under the 1997 Plan to purchase 2,827,466 shares were issued and outstanding, including options to purchase 51,000 shares issued to non-employee directors and 94,166 shares issued to a former director, consultants and distributors. At a meeting of the Board on May 8, 1998, the Board adopted a proposal to amend the 1997 Plan to increase from

3,000,000 to 6,000,000 the aggregate number of shares of Sunrise Stock reserved for issuance under the 1997 Plan.



     As of March 31, 1998, the market value of the 6,000,000 shares reserved for issuance under the 1997 Plan (inclusive of those shares to be added through the proposed amendment herein) was $42,180,000. Cash payments received by Sunrise under the 1997 Plan will be used for general corporate purposes.



     As of December 31, 1997, 1,140,700 shares remained available for grant under the 1997 Plan. By May 31, 1998, an additional 968,166 options were granted under the 1997 Plan, leaving only 172,534 shares available for grant. Management and the Board believe that additional options must be available for future years to continue to attract and retain key employees. Accordingly, the Board approved, subject to stockholder approval, a proposal to amend the 1997 Plan to authorize the Board to increase the number of shares of Sunrise Stock available for grants under the 1997 Plan by 3,000,000 shares.



     The 1997 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code and nonstatutory stock options ("Awards").



     Optionees receive the right to purchase a specified number of shares of Sunrise Stock at an option price and subject to such terms and conditions as are specified at the time of the grant. Incentive stock options and options that the Board intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Sunrise Stock on the date of grant (or less than 110% of the fair market value in the case of options granted to optionees holding 10% or more of the voting stock of Sunrise). All other options may be granted at an exercise price that may be not less than 85% of the fair market value of the Sunrise Stock on the date of grant. Sunrise believes that all options granted under the 1997 Plan to date have been granted at fair market value. The exercise price of options must generally be paid in full at the time of exercise.



     The Board may amend, suspend or terminate the 1997 Plan at any time. To the extent necessary and desirable to comply with applicable laws, stockholder approval shall be obtained. No such amendment or termination shall affect options already granted, unless mutually agreed to by the Board and the optionee. No Award may be made under the Plan after March 10, 2007, but Awards previously granted may extend beyond that date.



     THE BOARD UNANIMOUSLY RECOMMENDS THE INCREASE FROM 3,000,000 TO 6,000,000 THE AGGREGATE NUMBER OF SHARES OF SUNRISE STOCK RESERVED FOR ISSUANCE UNDER THE 1997 PLAN.



     Vote Required. The affirmative vote of a majority of the outstanding shares of Sunrise Stock is required to adopt the foregoing proposal.



                                   PROPOSAL 4



            AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION


                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES


                 OF PREFERRED STOCK FROM 2,000,000 TO 5,000,000



     Under Sunrise's Certificate, the Board is authorized to issue up to 2,000,000 shares of "blank check" preferred stock, par value $.001 per share (the "Preferred Stock"). The Certificate as amended in accordance with this proposal would authorize the Board to issue up to 5,000,000 shares of Preferred Stock, an increase of 3,000,000 shares, in one or more series, with such rights and preferences as determined by the Board. Pursuant to this provision, the Board may, without Sunrise stockholder approval, authorize the issuance of Preferred Stock which ranks senior to the Sunrise Stock with respect to the payment of dividends and the distribution of assets upon liquidation and may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Sunrise Stock. The Board believes that the amendment is necessary to allow Sunrise the flexibility to raise additional capital. A copy of the proposed amendment is attached as Annex B to Proxy Statement.

     In addition to potentially diluting the ownership interest of existing Sunrise stockholders, an increase in the number of authorized shares of Preferred Stock may, in conjunction with Section 203 of the Delaware General Corporation Law (prohibiting certain "business combinations" between a Delaware corporation whose stock is publicly-traded and an "interested shareholder"), the lack of cumulative voting rights of Sunrise Stock and certain "Change of Control" provisions of the Change of Control Agreements of affiliates of Sunrise, render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Sunrise's securities and the removal of incumbent management, even if such actions would be beneficial to the interests of existing stockholders. The authorization of the Preferred Stock may be used by management of Sunrise to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of Sunrise. Such use is not currently contemplated by Sunrise.



     RECOMMENDATION OF THE BOARD: The Board recommends a vote for an increase in the number of authorized shares of Preferred Stock from 2,000,000 to 5,000,000.



     Vote Required. The affirmative vote of a majority of the outstanding shares of Sunrise Stock is required to adopt the foregoing proposal.


                                 OTHER MATTERS

     To the best of the knowledge, information and belief of the directors of Sunrise, there are no other matters which are to be acted upon at the Annual Meeting. If such matters arise, the form of proxy confers discretionary authority on the proxy holders designated therein to vote with respect to such matters.

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in the Proxy Statement for the 1999 annual meeting of stockholders, proposals must be received by Sunrise no later than January 1, 1999. Any such proposals should be directed to the Secretary of Sunrise.

                                          By Order of the Board
                                          JOSEPH D. KOENIG

                                          Joseph D. Koenig
                                          Chairman of the Board

                                                                         ANNEX A

                               AMENDMENT NO. 1 TO

                           SUNRISE TECHNOLOGIES, INC.
                               STOCK OPTION PLAN

     WHEREAS, the Sunrise Technologies, Inc. 1997 Stock Option Plan (the "Plan"), currently provides for the issuance of up to 3,000,000 shares of Common Stock of Sunrise Technologies International, Inc. (the "Company") pursuant to options;

     WHEREAS, the Board of Directors of the Company desires to increase the maximum number of shares of Common Stock which may be issued pursuant to options under the Plan by 3,000,000; and

     WHEREAS, in furtherance of this objective, the Board of Directors of the Company has approved that certain Amendment No. 1 to the Plan, effective as of May 8, 1998.

     NOW, THEREFORE, the Plan is hereby amended as follows:

          1. The maximum number of shares of Common Stock which may be issued for all purposes under Section 3 of the Plan shall be increased from 3,000,000 to 6,000,000.

                                                                         ANNEX B



                            CERTIFICATE OF AMENDMENT


                                       OF


                          CERTIFICATE OF INCORPORATION


                                       OF


                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.



     SUNRISE TECHNOLOGIES INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:



     1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 3, 1993.



     2. Subparagraph (a) of Paragraph 4 of the Certificate of Incorporation is hereby amended by deleting the phrase "Two Million (2,000,000)" and substituting in its place the phrase "Five Million (5,000,000)."



     3. In accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors of Sunrise Technologies International, Inc. at a meeting duly called and held on July 10, 1998, and by the stockholders of Sunrise Technologies International, Inc. at the Annual Meeting of Stockholders duly called and held on July 10, 1998. At the Annual Meeting, which was held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting constituting the requisite vote as required by statute were voted in favor of the Amendment.



     IN WITNESS WHEREOF, said SUNRISE TECHNOLOGIES INTERNATIONAL, INC. has caused this Certificate to be signed by C. Russell Trenary, III, its President and Chief Executive Officer, who does make this certificate and declares and certifies under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated herein are true, and accordingly have set
his hand hereto this    th day of           , 1998.



                                          SUNRISE TECHNOLOGIES


                                          INTERNATIONAL, INC.



                                          By:


                                            ------------------------------------
                                            Name: C. Russell Trenary III
                                            Title: President and Chief Executive
                                              Officer

                                                                          PROXY




                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                               47265 FREMONT BLVD.
                                FREMONT, CA 94538
                                  510-623-9001


           This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held
                                  July 10, 1998


         The undersigned hereby appoints C. Russell Trenary, III and Timothy A. Marcotte and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sunrise Technologies International, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Newark-Fremont Hilton Hotel, 39900 Balentine Drive, Newark, California 94560 on July 10, 1998, at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.


                 (Continued, and to be signed on the other side)

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS LISTED BELOW AND VOTES FOR PROPOSALS 2, 3 AND 4.

1. PROPOSAL 1: To elect two Class II directors to hold office until the Annual Meeting of Stockholders to be held in the year 2001.

                  FOR                       WITHHOLD
                                            FOR ALL
                  [ ]                         [ ]

         NOMINEES:    Timothy A. Marcotte,   Michael S. McFarland, M.D.

         (INSTRUCTION: To withhold authority to vote for any nominee, write the nominee's name in the space provided below.)



2. PROPOSAL 2: To ratify selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for its fiscal year ending December 31, 1998.

                  FOR               AGAINST                ABSTAIN

                  [ ]                 [ ]                    [ ]

3. PROPOSAL 3: To approve an amendment to the 1997 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder by 3,000,000 shares.

                  FOR               AGAINST                ABSTAIN

                  [ ]                 [ ]                    [ ]

4. PROPOSAL 4: To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock from 2,000,000 to 5,000,000.

                  FOR               AGAINST                ABSTAIN

                  [ ]                 [ ]                    [ ]

--------------------------------      [ ]
I PLAN TO ATTEND THE MEETING
                                           Please sign exactly as your name appears hereon.  If the
                                           stock is registered in the names of two or more persons,
Date:                                      each should sign.  Executors, administrators, trustees,
     ---------------------------           guardians or attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by
--------------------------------           authorized person.
Signature


--------------------------------
Signature (if held jointly)


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.